Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Subsidiaries	Place of Incorporation
VeeaSystems Inc.	Delaware
Veea Solutions Inc.	Delaware
VeeaSystems Development Inc.	Delaware
VeeaSystems CK Inc.	Delaware
Veea Systems Ltd.	England and Wales
VeeaSystems SAS	France
VeeaSystems Mexico, S. de R.L. de C.V.	Mexico